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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 2



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                       LIGAND PHARMACEUTICALS INCORPORATED
               (Exact name of registrant as specified in charter)


       DELAWARE                       000-20720              770160744
(State of incorporation or           (Commission           (IRS Employer
     organization)                   File Number)         Identification No.)

          10275 Science Center Drive, San Diego, California, 92121-1117
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (619) 535-3900
        Securities to be registered pursuant to Section 12(b) of the Act:
                                      NONE
                                (TITLE OF CLASS)
        Securities to be registered pursuant to Section 12(g) of the Act:



                         PREFERRED SHARE PURCHASE RIGHTS
                                (Title of Class)
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Item 1. Description of Registrant's Securities to be Registered.

               On December 23, 1998, Ligand Pharmaceuticals Incorporated (the "Company") amended its Rights Agreement, dated September 13, 1996, and subsequently amended on November 10, 1998 (the "Rights Plan"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors," as well as to update certain other provisions, all as set forth on Exhibit 1 attached hereto. This Amendment to the Rights Plan was made in response to the Delaware Court of Chancery's recent decision in Carmody
v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers decision has cast doubt on the legality under Delaware law of "Continuing Directors" provisions, also referred to as "dead-hand" provisions, in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "Continuing Directors" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "Continuing Directors" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A "Continuing Directors" provision provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Rights Plan differs in significant respects from the plan considered in the Toll Brothers case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Plan. The Form of Second Amendment to the Rights Agreement is attached hereto as Exhibit 1 and is incorporated by reference herein.

Item 2.  Exhibits.

1.      Form of Second Amendment to the Company's Rights Plan.


                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




                                 LIGAND PHARMACEUTICALS INCORPORATED




DATE:  December 23, 1998         By:     /s/ DAVID E. ROBINSON
                                        -----------------------
                                 Name:  David E. Robinson
                                 Title: President  and Chief
                                        Executive Officer

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                                  EXHIBIT INDEX

    EXHIBIT                        DOCUMENT DESCRIPTION
    NUMBER                         --------------------
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
       1.         Form of Second Amendment to the Company's Rights Plan.

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